Exhibit 99.1

Media Relations: Curt Selby 414-359-4191 curt.selby@aosmith.com	Investor Relations: Helen Gurholt 414-359-4157 hgurholt@aosmith.com
FOR IMMEDIATE RELEASE
July 30, 2026

A. O. Smith Reports Second Quarter 2026 Results
Second Quarter 2026 Highlights
(Comparisons are year-over-year (“YoY”), unless otherwise noted)
•Sales of $1 billion; net earnings of $125 million and diluted earnings per share (EPS) of $0.91; adjusted earnings of $142 million1 and adjusted EPS of $1.031
•North America segment sales of $820.5 million increased 5% driven by the Leonard Valve acquisition, 21% boiler sales growth and carryover pricing actions, partially offset by lower residential water heater volumes
•Rest of World segment sales of $194.9 million decreased 19%, reflecting continued weakness in China's consumer appliance market
•Year-to-date operating cash flow increased 42% to $254 million and free cash flow increased 67% to $233 million
•2026 full year share repurchase target increased to $300 million
•2026 full year sales EPS guidance updated to
◦Sales growth of between 2% and 3%
◦Diluted EPS of between $3.60 and $3.75
◦Adjusted EPS of between $3.70 and $3.85
1Adjusted earnings and adjusted EPS exclude the impact of restructuring and impairment expenses associated with targeted restructuring actions taken in the North America water treatment business.
Milwaukee, Wis.— Global water technology company A. O. Smith Corporation (“the Company”) (NYSE: AOS) today announced its second quarter 2026 results.

Key Financial Metrics
Second Quarter
(in millions, except per share amounts)

	Q2 2026	Q2 2025	% Change YoY
Net sales	$1,004.3	$1,011.3	-1%
Net earnings	$124.9	$152.2	-18%
Adjusted earnings	$142.0[2]	$152.2	-7%
Diluted earnings per share	$0.91	$1.07	-15%
Adjusted earnings per share	$1.03[2]	$1.07	-4%
2Excludes North America water treatment pre-tax restructuring and impairment expenses of $22.6 million. See accompanying GAAP to Non-GAAP reconciliations
“Our team continued to execute well in the second quarter, demonstrating the resilience of the A. O. Smith team and our business model,” said Steve Shafer, chairman and chief executive officer. “While North America continued to face softer residential water heater demand, we are pleased with the progress we are making in our market share, as well as the strong growth in our boiler business. Operational excellence and delivering for our customers remained key priorities throughout the quarter. In China, we managed through a significantly weaker market environment and continue our strategic assessment of the business. We remain committed to disciplined execution and investing in opportunities that will strengthen our competitive position and drive long-term value creation.”
Segment-level Performance
North America
Second quarter sales increased 5% to $820.5 million, driven by higher boiler volumes, the benefits of carryover pricing and a $16 million sales contribution from Leonard Valve, acquired in January 2026, partially offset by lower residential water heater volumes. Excluding Leonard Valve, organic sales increased 3%.
Segment earnings were $177.2 million, and segment margin was 21.6% in the second quarter of 2026 compared to second quarter of 2025 segment earnings of $198.1 million and segment margin of 25.4%. Second quarter 2026 adjusted segment earnings and adjusted segment margin were $199.8 million and 24.4%, respectively, and exclude $22.6 million of restructuring and impairment expenses associated with a restructuring plan designed to improve profitability and accelerate growth through footprint optimization and brand rationalization in our North America water treatment business. Beginning in 2027, annual savings associated with these restructuring actions are projected to be approximately $6 million to $8 million. The year-over-year decrease in segment earnings and segment margin was primarily due to restructuring and impairment expenses. Adjusted segment earnings were slightly higher with a decrease in adjusted segment margin, primarily due to higher steel and other input costs largely offsetting realized pricing in the quarter.
Rest of World
Rest of World sales of $194.9 million decreased 19% compared to the prior year period and included a favorable currency translation impact of $6 million primarily related to sales in China. China sales decreased 28% in local currency due to continued weak consumer demand and a challenging market environment.
Segment earnings were $10.2 million, and segment margin was 5.2% in the second quarter of 2026, compared to segment earnings of $25.3 million and segment margin of 10.5% in the same period of 2025. The lower segment earnings and segment margin compared to the prior year were primarily due to lower China sales volumes which were partially offset by continued cost management.
Balance Sheet, Liquidity and Capital Allocation
As of June 30, 2026, cash balances totaled $181.3 million and debt totaled $637.5 million, resulting in a leverage ratio of 25.7% as measured by total debt-to-total capitalization. The increased leverage ratio compared to 2025 was due to cash borrowed under a new term loan used to acquire Leonard Valve in January 2026.
Cash provided by operations was $253.8 million and free cash flow was $233.3 million in the first half of 2026, up 42% and 67%, respectively, versus the prior year period, primarily driven by working capital management that more than offset lower earnings.
As part of its commitment to return capital to shareholders, the Company deployed $162.4 million to repurchase 2.6 million shares in the first half of 2026. As of June 30, 2026, authority remained to repurchase approximately 3.2 million additional shares. Supported by strong cash flow performance in the first half of the year, the Company increased its full-year 2026 share repurchase target by 50% to $300 million from $200 million.
On July 13, 2026, the Company’s board of directors approved a quarterly cash dividend of $0.36 per share for shareholders of record on July 31, payable on August 17.
Outlook
2026 Outlook
(in millions, except per share amounts)

	2025	2026 Outlook
	Actual	Low End	High End
Net sales	$3,830	$3,900	$3,950
Diluted earnings per share	$3.85	$3.60	$3.75
Adjusted earnings per share	$3.85	$3.70[3]	$3.85[3]
3Excludes North America water treatment pre-tax restructuring and impairment expenses of approximately $20 million, of which $22.6 million was recognized in the second quarter. Anticipated proceeds from the sale of certain assets are expected to occur in late 2026. See accompanying GAAP to Non-GAAP reconciliations
Due to continued softness in residential water heater industry volumes, the Company narrowed its full-year 2026 sales growth outlook to a range of 2% to 3%, compared to its previous range of 2% to 4%. The Company also narrowed its full-year 2026 adjusted EPS outlook to be between $3.70 and $3.85, from $3.70 to $4.00.
Shafer concluded, “While residential water heater demand remains soft, we are confident in our business fundamentals, competitive position and ability to execute our strategy. Our strong cash flow generation underscores the resilience of our operating model and supports disciplined capital deployment, including our decision to increase the full-year share repurchase target by 50% as we continue returning value to shareholders.”
The Company’s guidance excludes the potential impacts from future acquisitions, any potential outcomes of the assessment of its China business and the potential impact of the recently announced changes in tariff policy.
A. O. Smith will host a webcasted conference call at 10:00 a.m. (Eastern Daylight Time) today. The call can be heard live on the Company’s website. An audio replay of the call will be available on the Company’s website after the live event. To access the archived audio replay, go to the “Investors” page and select the Second Quarter 2026 Earnings Call link.

To provide improved transparency into the operating results of its business, the Company is providing non-GAAP measures. Free cash flow is defined as cash provided by operations less capital expenditures. North America segment organic growth excludes the impact of Leonard Valve. Adjusted earnings, adjusted EPS and adjusted segment earnings exclude the impact of restructuring and impairment charges. Reconciliations from GAAP measures to non-GAAP measures are provided in the financial information included in this news release.
Forward-looking Statements
This release contains statements that the Company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “forecast,” “continue,” “guidance,” “outlook”, “confident” or words of similar meaning. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Important factors that could cause actual results to differ materially from these expectations include, among other things, the following: further softening in U.S. residential and commercial water heater demand; further weakening in North American residential or commercial construction or instability in the Company’s replacement markets; failure to realize the expected benefits of acquisitions or expected synergies; difficulties in predicting results of operations of an acquired business; negative impact to the Company’s businesses from international tariffs, including any new or increased tariffs that could also trigger retaliatory responses from other countries, as well as trade disputes and geopolitical differences, including the conflicts in Ukraine and the Middle East; negative impacts to the Company, particularly the demand for its products, resulting from global inflationary pressures or a potential recession in one or more of the markets in which the Company participates; the Company’s ability to continue to obtain commodities, components, parts and accessories on a timely basis through its supply chain and at expected costs, including the recent volatility in fuel and other material prices; inability of the Company to implement or maintain pricing actions; inconsistent recovery of the Chinese economy or a further decline in the growth rate of consumer spending or housing sales in China; the availability, timing or effects of China stimulus programs; uncertain outcomes and costs and other potential impacts of the Company’s assessment relating to the Company’s China business; the failure to realize the expected benefits of restructuring actions; further weakening in the high-efficiency gas boiler segment in the U.S.; substantial defaults in payment by, material reduction in purchases by or the loss, bankruptcy or insolvency of a major customer; foreign currency fluctuations; failure to realize the expected benefits, timing and extent of regulatory changes; competitive pressures on the Company’s businesses, including new technologies and new competitors; the impact of potential information technology or data security breaches; negative impact of changes in government regulations or regulatory requirements; the inability to respond to secular trends toward decarbonization and energy efficiency; and adverse developments in general economic, political and business conditions in key regions of the world. Additional factors are discussed in the Company’s filings with Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, quarterly reports on Form 10-Q and current reports on Form 8-K. Forward-looking statements included in this news release are made only as of the date of this release, and the Company is under no obligation to update these statements to reflect subsequent events or circumstances. All subsequent written and oral forward-looking statements attributed to the Company, or persons acting on its behalf, are qualified entirely by these cautionary statements.

About A. O. Smith
A. O. Smith Corporation, with headquarters in Milwaukee, Wisconsin, is a global leader applying innovative technology and energy-efficient solutions to products manufactured and marketed worldwide. Listed on the New York Stock Exchange (NYSE: AOS), the Company is one of the world’s leading manufacturers of residential and commercial water heating equipment and boilers, as well as a manufacturer of water treatment and water management products. For more information, visit www.aosmith.com.
SOURCE: A. O. Smith Corporation
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A. O. SMITH CORPORATION
Condensed Consolidated Statement of Earnings
(dollars in millions, except share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Net sales	$1,004.3	$1,011.3	$1,949.9	$1,975.2
Cost of products sold	616.5	614.2	1,196.4	1,202.7
Gross profit	387.8	397.1	753.5	772.5
Selling, general and administrative expenses	197.7	191.3	401.6	383.9
Restructuring and impairment expenses	22.6	—	22.6	—
Interest expense	8.1	4.6	15.2	7.5
Other expense (income), net	1.4	(0.4)	1.4	(1.6)
Earnings before provision for income taxes	158.0	201.6	312.7	382.7
Provision for income taxes	33.1	49.4	69.8	93.9
Net earnings	$124.9	$152.2	$242.9	$288.8
Diluted earnings per share of common stock(1)	$0.91	$1.07	$1.75	$2.01
Average common shares outstanding (000’s omitted)	137,863	142,484	138,511	143,440
(1) Earnings per share amounts are calculated discretely and, therefore, may not add up to the total due to rounding.

A. O. SMITH CORPORATION
Condensed Consolidated Balance Sheet
(dollars in millions)

	(Unaudited) June 30, 2026	December 31, 2025
ASSETS:
Cash and cash equivalents	$181.3	$174.5
Marketable securities	—	18.7
Receivables	669.8	582.3
Inventories	482.7	479.3
Other current assets	55.5	36.7
Total Current Assets	1,389.3	1,291.5
Net property, plant and equipment	619.0	635.1
Goodwill and other intangibles	1,504.2	1,072.9
Operating lease assets	49.7	46.3
Other assets	82.3	97.0
Total Assets	$3,644.5	$3,142.8
LIABILITIES AND STOCKHOLDERS’ EQUITY:
Trade payables	$525.7	$504.1
Accrued payroll and benefits	74.0	93.6
Accrued liabilities	160.9	147.5
Product warranties	71.6	75.0
Debt due within one year	39.5	42.3
Total Current Liabilities	871.7	862.5
Long-term debt	598.0	112.7
Pension liabilities	7.4	7.4
Operating lease liabilities	39.2	37.1
Other liabilities	286.3	265.1
Stockholders’ equity	1,841.9	1,858.0
Total Liabilities and Stockholders’ Equity	$3,644.5	$3,142.8

A. O. SMITH CORPORATION
Condensed Consolidated Statement of Cash Flows
(dollars in millions)
(unaudited)

	Six Months Ended June 30,
	2026	2025
Operating Activities
Net earnings	$242.9	$288.8
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation & amortization	48.5	41.2
Share based compensation expense	9.3	8.6
Deferred income taxes	25.1	(9.1)
Non cash impairment	12.4	—
Net changes in operating assets and liabilities:
Current assets and liabilities	(97.1)	(159.0)
Noncurrent assets and liabilities	12.7	7.8
Cash Provided by Operating Activities	253.8	178.3
Investing Activities
Capital expenditures	(20.5)	(38.4)
Acquisitions	(470.0)	—
Investment in marketable securities	—	(22.6)
Net proceeds from sale of marketable securities	18.7	59.2
Cash Used in Investing Activities	(471.8)	(1.8)
Financing Activities
Proceeds from debt	819.0	611.3
Repayments of debt	(333.2)	(503.1)
Common stock repurchases	(162.4)	(251.3)
Net payments from stock option activity	—	(0.5)
Dividends paid	(99.8)	(97.5)
Cash Provided by (Used in) Financing Activities	223.6	(241.1)
Effect of exchange rate changes on cash and cash equivalents	1.2	2.9
Net increase (decrease) in cash and cash equivalents	6.8	(61.7)
Cash and cash equivalents - beginning of period	174.5	239.6
Cash and Cash Equivalents - End of Period	$181.3	$177.9

A. O. SMITH CORPORATION
Business Segments
(dollars in millions)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Net sales
North America	$820.5	$779.0	$1,573.9	$1,527.7
Rest of World	194.9	240.1	395.6	466.8
Inter-segment sales	(11.1)	(7.8)	(19.6)	(19.3)
	$1,004.3	$1,011.3	$1,949.9	$1,975.2
Earnings
North America(1)	$177.2	$198.1	$352.6	$383.3
Rest of World	10.2	25.3	22.6	45.0
Inter-segment earnings elimination	—	(0.2)	—	(0.2)
	187.4	223.2	375.2	428.1
Corporate expense	(21.3)	(17.0)	(47.3)	(37.9)
Interest expense	(8.1)	(4.6)	(15.2)	(7.5)
Earnings before income taxes	158.0	201.6	312.7	382.7
Provision for incomes taxes	33.1	49.4	69.8	93.9
Net earnings	$124.9	$152.2	$242.9	$288.8

Additional Information
(1) Adjustments: North America
includes restructuring and impairment of:	$22.6	$—	$22.6	$—

A. O. SMITH CORPORATION
Adjusted Earnings and Adjusted Earnings Per Share
(dollars in millions, except per share data)
(unaudited)
The following is a reconciliation of net earnings and diluted earnings per share to adjusted earnings (non-GAAP) and adjusted earnings per share (non-GAAP):

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Net Earnings (GAAP)	$124.9	$152.2	$242.9	$288.8
Restructuring and impairment expenses, before tax	22.6	—	22.6	—
Tax effect on above items	(5.5)	—	(5.5)	—
Adjusted Earnings (non-GAAP)	$142.0	$152.2	$260.0	$288.8

Diluted Earnings Per Share (GAAP)(1)	$0.91	$1.07	$1.75	$2.01
Restructuring and impairment expenses, per diluted share, before tax	0.16	—	0.16	—
Tax effect on above items per diluted share	(0.04)	—	(0.04)	—
Adjusted Earnings Per Share (non-GAAP)(1)	$1.03	$1.07	$1.87	$2.01
(1) Earnings per share amounts are calculated discretely and, therefore, may not add up to the total due to rounding.

A. O. SMITH CORPORATION
Sales Growth (Decline)
(unaudited)
The following table provides the components of net sales growth (decline):

	Three Months Ended June 30, 2026
	North America	Rest of World	Total
Sales Growth (Decline)	5%	(19)%	(1)%
Acquisition Impact(1)	2%	—	1%
Foreign Exchange Impact	—%	3%	1%
Organic Sales Growth (Decline) (non-GAAP)	3%	(22)%	(3)%

	Six Months Ended June 30, 2026
	North America	Rest of World	Total
Sales Growth (Decline)	3%	(15)%	(1)%
Acquisition Impact(1)	2%	—	2%
Foreign Exchange Impact	—%	3%	1%
Organic Sales Growth (Decline) (non-GAAP)	1%	(18)%	(4)%
(1) The acquisition effect includes the sales impact of the Leonard Valve acquisition in 2026.

A. O. SMITH CORPORATION
Adjusted Segment Earnings
(dollars in millions)
(unaudited)
The following is a reconciliation of reported earnings before provision for income taxes to total segment earnings (non-GAAP) and adjusted segment earnings (non-GAAP):

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Earnings Before Provision for Income Taxes (GAAP)	$158.0	$201.6	$312.7	$382.7
Add: Corporate expense	21.3	17.0	47.3	37.9
Add: Interest expense	8.1	4.6	15.2	7.5
Total Segment Earnings (non-GAAP)	$187.4	$223.2	$375.2	$428.1

North America(1)	$177.2	$198.1	$352.6	$383.3
Rest of World	10.2	25.3	22.6	45.0
Inter-segment earnings elimination	—	(0.2)	—	(0.2)
Total Segment Earnings (non-GAAP)	$187.4	$223.2	$375.2	$428.1

Additional Information
(1)North America Segment Earnings	$177.2	$198.1	$352.6	$383.3
Restructuring and impairment expenses, before tax	22.6	—	22.6	—
Adjusted North America Segment Earnings (non-GAAP)	$199.8	$198.1	$375.2	$383.3

A. O. SMITH CORPORATION
Free Cash Flow
(dollars in millions)
(unaudited)

The following is a reconciliation of reported cash flow from operating activities to free cash flow (non-GAAP):

	Six Months Ended June 30,
	2026	2025
Cash provided by operating activities (GAAP)	$253.8	$178.3
Less: Capital expenditures	(20.5)	(38.4)
Free cash flow (non-GAAP)	$233.3	$139.9

A. O. SMITH CORPORATION
2026 Adjusted EPS Guidance and 2025 EPS
(unaudited)

The following is a reconciliation of diluted EPS to adjusted EPS (non-GAAP) (all items are net of tax):

	2026 Guidance		2025
Diluted EPS (GAAP)	$3.60-3.75		$3.85
Restructuring and impairment expenses	0.10	(1)	—
Adjusted EPS (non-GAAP)	$3.70-3.85		$3.85
(1)Includes North America water treatment pre-tax restructuring and impairment expenses of approximately $20.0 million of which $22.6 million was recognized in the second quarter. Anticipated proceeds from the sale of certain assets are expected to occur in late 2026.